                                                                   EXHIBIT 10(d)



                                 SALE AGREEMENT


         THIS SALE AGREEMENT (the "Agreement") is entered into as of the 2nd day of November, 1998, by and between MYERS INDUSTRIES, INC., an Ohio corporation (the "Buyer"), and CONTICO INTERNATIONAL, INC., a Missouri corporation ("Contico").

                                    RECITALS:

         A. Allibert-Contico, L.L.C., a Missouri limited liability company (the "Company"), (i) owns and operates a manufacturing facility in Springfield, Missouri, (ii) manufactures, distributes and sells industrial containers, totes and pallets for materials handling, and (iii) owns all of the outstanding stock of Allibert Industries Limitee, a Quebec corporation ("AIL"), that is engaged in distribution of industrial containers.

         B. Contico holds fifty percent (50%) of the outstanding percentage interests in the Company, and Allibert Equipement U.S., Inc., a Delaware corporation ("Allibert"), holds the remaining fifty percent (50%) of the outstanding percentage interests in the Company.

         C. The Buyer and Contico have reached an understanding concerning the Buyer's purchase from Contico of its percentage interest in the Company.

                                   AGREEMENT:

         IN CONSIDERATION OF the respective representations, warranties and covenants of the parties contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE 1
                                    ---------

                      Purchase and Sale of Contico Interest
                      -------------------------------------


         1.1 PURCHASE AND SALE. At the Closing (as defined in Article 5), subject to the terms and conditions set forth in this Agreement, Contico shall sell to the Buyer, and the Buyer shall purchase from Contico, all of the percentage interest in the Company owned by Contico (which represents fifty percent (50%) of the outstanding percentage interests in the Company), free and clear of all liens, security interests, claims, encumbrances and transfer restrictions, but subject to the terms of the Operating Agreement of the Company, as amended. The percentage interest of Contico is sometimes referred to in this Agreement as the "Contico Interest."

         1.2 CONTICO INTEREST PURCHASE PRICE. The aggregate consideration to be paid by the Buyer to Contico for the Contico Interest (the "Contico Interest Purchase Price") shall be $22,500,000, adjusted as calculated in Section 1.3(b) based on the difference, if any, between the Company's projected EBIT (as hereinafter defined) for calendar year 1998 of $4,318,000, and the actual EBIT for calendar year 1998 as determined from the Final Audited Financial Statements as defined in Section 1.3. The Contico Interest Purchase Price shall be adjusted by an amount equal to one-half of the difference between the EBIT projected by the Company of $4,318,000 for the 12 months ended December 31, 1998, and the actual EBIT for such period based upon the Final Audited Financial Statements ("Actual EBIT"). One-half of the Actual EBIT shall be multiplied by a factor of 10.4215. The Contico Interest Purchase Price shall either be increased or decreased based upon such calculation, but in no event shall the Contico Interest Purchase Price be adjusted downward by more than One Million Dollars ($1,000,000) (the "Maximum Decrease") as a result of such adjustment. The term "EBIT" means the net income of the Company for such period, plus the sum of (a) all interest expense during such period, plus (b) all income, franchise, gross receipts and excise tax expense during such period; in each case to the extent such expense is deducted from income in determining net income; all of the foregoing being determined on a consolidated basis in accordance with United States generally accepted accounting principles ("GAAP") consistently applied.

         1.3 CONTICO INTEREST PURCHASE PRICE PAYMENT AND ADJUSTMENT.

             (a) CLOSING PAYMENTS. At the Closing, Buyer shall wire transfer $22,500,000 of immediately available funds, $21,500,000 of which (the "Closing Payment") shall be paid to the account(s) directed by Contico, and the remaining $1,000,000 of which shall be deposited into an escrow account, to be held, invested and paid pursuant to the terms of an Escrow Agreement in substantially the form of EXHIBIT A attached hereto ("Escrow Agreement").

             (b) CONTICO INTEREST PURCHASE PRICE ADJUSTMENT. Promptly following December 31, 1998, Contico shall cooperate with Allibert to cause the financial books of the Company and AIL to be closed and shall instruct the Company's independent public accounting firm, Arthur Andersen, L.L.P. ("Accounting Firm"), to commence its audit of the Company's consolidated balance sheet and consolidated statements of income and cash flows as of and for the fiscal year ended December 31, 1998, and to issue an audit opinion of such Accounting Firm thereon. The Buyer and its professional representatives shall be entitled, at Buyer's expense, to observe the preparation of such financial statements in accordance with such reasonable procedures as the Accounting Firm shall establish. Within forty-five (45) days after the Closing Date, Contico shall deliver to the Buyer (i) the audited consolidated balance sheet of the Company as of December 31, 1998, and related audited consolidated statements of income and cash flow for the 12 month period then ended, including the notes thereto, prepared by the Accounting Firm, and (ii) the Accounting Firm's calculation of the Company's EBIT and any Contico Interest Purchase Price adjustment. If the Buyer objects to any aspect of such financial statements or calculations, the Buyer shall notify Contico in writing within ten (10) business days after its receipt of such statements, and thereafter representatives of the parties shall meet promptly to resolve any disagreements. All parties shall instruct the Company and the Accounting Firm to make available to each party such supporting information and work papers as any party shall reasonably request in its review. The financial statements of the Company as of December 31, 1998, as agreed by the parties or as determined under Section 1.3(d) below, are referred to collectively as the "Final Audited Financial Statements."

                  (c) ADJUSTING PAYMENT. If the Contico Interest Purchase Price adjustment represents an increase of the Contico Interest Purchase Price above $22,500,000, then (i) Contico shall be entitled to receive the entire escrow account and all earnings thereon, and (ii) the Buyer shall



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

pay the amount of such increase by wire transfer of immediately available funds to such account(s) as Contico shall direct. If the Contico Interest Purchase Price adjustment results in the Contico Interest Purchase Price decreasing by the Maximum Decrease, then the Buyer shall be entitled to receive the entire escrow account and all earnings thereon. If the Contico Interest Purchase Price adjustment results in the Contico Interest Purchase Price decreasing by less than the Maximum Decrease, then (1) the Buyer shall be entitled to receive from the escrow account an amount equal to such decrease in Purchase Price, (2) Contico shall be entitled to receive the balance of the principal of the escrow account, and (3) the earnings shall be paid over to the parties in the same proportions as the principal is paid over. Any payment required to be made by a party under this Section 1.3(c), shall be made within three (3) business days after agreement on, or determination of, the Final Audited Financial Statements.

             (d) RESOLUTION. If, within ten (10) days after receipt of notice of the buyer's objections, Buyer and Contico cannot agree on any aspect of the Final Audited Financial Statements or the computation of EBIT or the Contico Interest Purchase Price adjustment, then the parties shall submit their respective positions and any appropriate supporting documentation within the following five days to the St. Louis, Missouri office of Deloitte & Touche LLP. If such firm shall be unable to accept its dispute resolution function, then its most recent managing partner shall designate an alternate. The decision of such firm, which shall be rendered within ten (10) days after submission of all documentation, shall be binding on all interested parties. The cost of such firm shall be shared equally by the Buyer on the one hand and Contico and Allibert on the other hand.

         1.4 ALLOCATION OF PURCHASE PRICE. The parties acknowledge that, for federal income tax purposes, the purchase of the Contico Interest by the Buyer is treated as a purchase of one-half of the assets of the Company. The parties hereby acknowledge and agree that the assets of the Company are being purchased at their adjusted book value for federal income tax purposes, and that to the extent the Contico Interest Purchase Price exceeds such book value, the excess is being paid by the Buyer for goodwill and going concern value.

                                    ARTICLE 2
                                    ---------

           Representations and Warranties Relating to Company and AIL
           ----------------------------------------------------------

         Contico hereby represents and warrants to Buyer as follows:

         2.1 STATUS.

             (a) EXISTENCE AND STATUS. The Company is a duly organized, validly existing limited liability company in full force and effect under the laws of the State of Missouri. AIL is a duly organized, validly existing corporation in good standing in full force and effect under the laws of the Province of Quebec.

             (b) CONSTITUENT DOCUMENTS. Attached to this Agreement as EXHIBIT B are copies of (i) the original articles of organization of the Company and all amendments, restatements or other


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

filings with respect thereto, (ii) the currently effective operating agreement of the Company, as amended (the "Operating Agreement"), (iii) the articles of incorporation of AIL, as amended, and (iv) the bylaws of AIL, as amended; which are all of the constituent documents of the Company and AIL.

             (c) POWER AND AUTHORITY. Each of the Company and AIL has the power and authority to own and lease its properties and otherwise to conduct its business as currently conducted.

             (d) QUALIFICATION. SCHEDULE 2.1(d) lists the jurisdictions in which the Company is qualified to do business as a foreign limited liability company, and in which AIL is qualified to do business.

             (e) OWNERSHIP INTERESTS. Except for its wholly owned subsidiary AIL, the Company has no subsidiaries or any equity securities of, investment in or loans or advances to any business enterprise or person or any agreements or commitments for such (other than trade terms and similar arrangements extended to customers in the ordinary course of business), and is not subject to any arrangement that should be treated as a partnership for federal income tax purposes.

             (f) RECORDS. The record books of the Company and AIL are complete, accurate and up to date in all material respects with all necessary signatures and set forth, where legally required or as required under the Operating Agreement, all meetings held and actions taken by the managers and members of the Company and directors and shareholders of AIL, respectively, and all transactions involving ownership interests in the Company and AIL, respectively.

             (g) ABSENCE OF VIOLATIONS OR CONFLICTS. Except as disclosed in
SCHEDULE 2.1(g), the consummation of the sale of the Contico Interest does not and will not with or without the passage of time or giving of notice or both:

                 (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent or authorization under, or result in the creation or imposition of any material lien, encumbrance or other adverse claim or interest upon the Contico Interest or any assets or properties of the Company or AIL under (A) any contract, agreement, commitment, undertaking or understanding to which the Company or AIL is a party or to which it or any of its assets or properties are subject or bound, (B) any judgment, decree or order of any governmental authority to which the Company or AIL or any of their respective assets or properties are subject or bound, (C) any applicable law, or (D) any governing or applicable agreements, instruments or other documents (including organizational documents); or

                 (ii) create, or cause the acceleration of the maturity of, any material debt, obligation or liability of the Company or AIL.

             (h) NO GOVERNMENTAL CONSENTS REQUIRED. Except as set forth in
SCHEDULE 2.1(h), no consent, approval, order or authorization of, or registration, declaration or filing with, any


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

governmental authority on the part of Contico, the Company or AIL is required in connection with the consummation of the sale of the Contico Interest.

         2.2 FINANCIAL MATTERS.

             (a) INTERIM FINANCIAL STATEMENTS. Attached as SCHEDULE 2.2(a) are:
(i) copies of the audited consolidated balance sheet of the Company as of August 31, 1998, and related audited statements of income and cash flow for the eight month period then ended (all of which, including the notes thereto, are collectively referred to in this Agreement as the "Interim Financial Statements;" with the consolidated balance sheet relating to August 31, 1998 referred to separately as the "Interim Balance Sheet"). The Interim Financial Statements are complete and accurate in all material respects, have been prepared in accordance with GAAP applied on a consistent basis, and fairly present the consolidated financial position of the Company as of their respective dates and the consolidated results of operations of the Company for the respective periods then ended.

             (b) ABSENCE OF UNDISCLOSED LIABILITIES. Except (i) as and to the extent expressly reflected or specifically reserved against in the Interim Balance Sheet, and (ii) for accrued expenses, trade payables and other liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet, to Contico's knowledge the Company has no liability of a type required to be set forth in a balance sheet prepared in accordance with GAAP.

             (c) CAPITAL LEASES. SCHEDULE 2.2(c) lists all lease agreements regarding the leasing of assets to the Company or AIL which are recorded on the Interim Financial Statements as capital leases.

             (d) ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 2.2(d), since the date of the Interim Balance Sheet there has not been:

                 (i) any material adverse change in the assets, operations, liabilities, earnings, business or condition (financial or otherwise) of the Company;

                 (ii) any occurrence of physical damage, destruction or casualty loss which has been materially adverse to the assets, operations, liabilities, earnings, business or condition (financial or otherwise) of the Company;

                 (iii) any material increase in the compensation payable by the Company or AIL to any director, officer, employee or agent other than routine increases made in the ordinary course of business consistent with past practice, or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any of such director, officer, employee or agent, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by the Company or AIL with respect to any such director, officer, employee or agent, other than pursuant to the existing plans disclosed on SCHEDULE 2.8 or in the ordinary course of business consistent with past practice;



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

                 (iv) any addition to, or modification of, any profit sharing, bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, arrangement or practice described on SCHEDULE 2.8, other than accruals made for fiscal year 1998 in accordance with the normal practices of the Company and AIL and the extension of coverage to employees who became eligible after the date of the Interim Balance Sheet;

                 (v) any sale, assignment or transfer (including without limitation any collateral assignment or the granting or permitting of any lien, encumbrance or other claim) of any material asset, property or right of the Company or AIL other than in the ordinary course of business (and the phrase "ordinary course of business" includes monthly distributions by the Company to its members of 45% of the Company's pretax income);

                 (vi) any amendment, modification, waiver or cancellation of any material debt owed to, or material claim of, the Company or AIL, other than in the ordinary course of business;

                 (vii) incurrence of any material obligation or liability (whether absolute or contingent), other than current liabilities incurred in the ordinary course of business and draws on existing lines of credit to fund operating expenses in the ordinary course of business and in amounts consistent with historical practice;

                 (viii) any material capital expenditure or commitment to make a material capital expenditure by the Company or AIL (exclusive of expenditures for repair or maintenance of equipment in the ordinary course of business);

                 (ix) any actual or, to Contico's knowledge, threatened cancellation, termination or material amendment of any material contract, agreement, license, permit or other instrument or right to which the Company or AIL is a party or which it holds in connection with the conduct of its business;

                 (x) any contract or transaction outside of the ordinary course of business or failure on the part of the Company or AIL to operate its business in the ordinary course; or

                 (xi) any change in the identity of the members of the Company, or any change in the Articles of Organization or Operating Agreement of the Company or any organizational document of AIL.

             (e) BUSINESS RECORDS AND SYSTEMS. Except as set forth in SCHEDULE 2.2(e), all business records and systems of the Company and AIL have been maintained in the ordinary course of business, and are complete, accurate and up to date in all material respects.

         2.3 TAXES.

             (a) DEFINITIONS. For purposes of this Agreement:



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                 (i) the term "Code" shall mean the Internal Revenue Code of
1986, as amended;

                 (ii) the term "Returns" shall mean, collectively, (A) all reports, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of, any Taxes; and (B) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise, or other tax provision of any federal, territorial, state, local, or foreign law; and the term "Return" means any one of the foregoing Returns; and

                 (iii) the term "Taxes" shall mean (A) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, excise, severance, transfer, documentary, registration, stamp, occupation, environmental, premium, property, windfall profits, customs, duties, and other taxes, fees, assessments or charges of any kind whatever, together with any interest, penalties and other additions with respect thereto, imposed by any federal, territorial, state, local or foreign government; and (B) any penalties, interest, or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Return; and the term "Tax" shall mean any one of the foregoing Taxes; provided, however, that when used with reference to a specified person (for example and without limitation, "Company's Taxes"), the terms "Taxes" and "Tax" shall include only those amounts for which such person is, or could become, liable in whole or part (including, without limitation, any obligation in connection with a duty to collect, withhold, or pay over any Tax, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis, any liability as a transferee, or any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person).

             (b) RETURNS FILED AND TAXES PAID. Except as otherwise set forth in
SCHEDULE 2.3, (i) the Company has duly filed or caused to be filed, on or before the due date thereof (taking into account timely filed extensions), with the appropriate taxing authorities, all Returns that it is required to file; (ii) each such Return (including any amendment thereto) is true, correct, and complete in all material respects; and (iii) all Taxes of the Company shown to be due on each such Return (or amendment) or subsequent assessment with regard thereto, have been timely paid or are being contested in good faith by appropriate proceedings. Notwithstanding the foregoing, however, Contico makes no representation or warranty with respect to any Taxes (A) arising as a result of any changes in Tax laws, regulations or interpretations after the date of the Interim Balance Sheet, or (B) in respect of deferred taxation attributable to changes in tax rates which are effective after such date.

             (c) TAX LIABILITIES. The Company has collected or withheld all Taxes that it is required to collect or withhold. The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, or any other contractual obligation to pay the Tax obligations of another person.

             (d) TAX ATTRIBUTES AND ELECTIONS. The Company has been properly classified as a partnership for all Federal and state income Tax purposes for all periods since its inception, and


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

the Company has never realized any income subject to Tax at the Company level by a state or other jurisdiction that imposes a Tax on the gross receipts, income, net income or taxable income of a limited liability company. The Company has never been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code. The Company has never been a member of any combined, consolidated, or unitary group for state income or franchise tax purposes and does not file (and is not required to file) combined, consolidated, or unitary Returns for state income or franchise tax purposes.

         2.4 PROPERTY.

             (a) OWNERSHIP AND TITLE. SCHEDULE 2.4(a) lists all real property and all material items of tangible personal property (except inventory) to which the Company or AIL holds legal or equitable title (collectively, "Properties"), together with copies of the most recent survey and title information in the Company's possession. Except as set forth on SCHEDULE 2.4(a): (i) the Company and AIL each has good and marketable title to all of such Properties owned by it as indicated on SCHEDULE 2.4(a); and (ii) none of such properties is subject to any lien or encumbrance, except (A) liens for taxes not yet due and payable, (B) liens securing indebtedness reflected on the Interim Balance Sheet, and (C) liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like (none involving amounts exceeding $5,000, or aggregating more than $25,000).

             (b) LEASES. For purposes of this Agreement, "Lease" means any written or oral lease, sublease or rental agreement (and any related contract, agreement, commitment, arrangement, undertaking or understanding) and all amendments, modifications and supplements thereof and waivers and consents thereunder pursuant to which the Company or AIL leases, subleases or rents any real or personal property, either as lessor, lessee, landlord or tenant.
SCHEDULE 2.4(b) lists all Leases, except those which (i) can be canceled by the Company or AIL upon 30 or fewer days' notice without penalty or the acceleration of rentals, or (ii) involve an annual rental of $10,000 or less. SCHEDULE 2.4(b) describes all material oral Leases required to be disclosed in SCHEDULE 2.4(b), and true and complete copies of all written Leases required to be disclosed have been delivered to Buyer.

             (c) CONDITION. Except as set forth in SCHEDULE 2.4(c): (i) to Contico's knowledge the Properties and the properties subject to a Lease are free from defects which would materially impair their use as presently contemplated; (ii) the Properties and all of the properties subject to a Lease are each structurally or mechanically (as applicable) sound and in good repair and operating condition, normal wear and tear excepted; and (iii) the Company and AIL are in compliance with all applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits, health and safety codes or other requirements in respect of any of the Properties or any of the properties subject to a Lease.

             (d) ACCOUNTS RECEIVABLE. The trade receivables, notes receivable and other accounts receivable (collectively, "Receivables") as reflected on the Interim Balance Sheet and the Receivables arising since the date of the Interim Balance Sheet were and are valid and existing and represent monies due for goods sold and delivered or services rendered in the ordinary course of business, except as otherwise disclosed in SCHEDULE 2.4(d).

             (e) INVENTORIES. The inventories reflected on the Interim Balance Sheet, and those reflected on the books of the Company and AIL, have been determined and valued in accordance with GAAP applied on a consistent basis. The inventories of the Company and AIL carried for value on the books of the Company and AIL, taken as a whole, consist of items which are of a quality and quantity presently usable or saleable in the ordinary course of the Company's and AIL's business consistent with past practice.

         2.5 INTELLECTUAL PROPERTY.

             (a) RIGHTS, LICENSES, PROCEEDINGS. All patents, trademarks, service marks, trade names or copyrights owned or used by the Company or AIL and all applications or registrations therefor; and all contracts, agreements, commitments and understandings relating to the use or license of technology, know-how or processes by the Company or AIL (the "Intellectual Property Licenses"); are listed in SCHEDULE 2.5. Except as disclosed in SCHEDULE 2.5: (a) each of the Company and AIL owns, or has the valid right to use, under Intellectual Property Licenses or otherwise, patents, trademarks, service marks, trade names, trade secrets, designs, know-how, processes, formulae, engineering drawings, sales data, mailing lists, catalogues, brochures, artwork, photographs and advertising materials (collectively, "Intellectual Property") used in or necessary for the ordinary conduct of its business; (b) neither the Company nor AIL has assigned any such Intellectual Property to any other person; (c) the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights; and (d) to the knowledge of Contico, no Intellectual Property owned, licensed or used by the Company or AIL, or Intellectual Property License of the Company or AIL, is the subject of a lawsuit or any other proceeding, nor has any party challenged or threatened to challenge the Company's or AIL's right to use such Intellectual Property or Intellectual Property License or application for any of the foregoing. The Company and AIL hold valid licenses for all computer software used in their respective businesses, and to Contico's knowledge the Company and AIL are in compliance with each such license.

             (b) YEAR 2000 ISSUES. Upon the completion of certain remedial actions being undertaken by the personnel of the Company and certain independent consultants, the cost of which will not be material to the business or profits of the Company and AIL, the operations of the Company and AIL from and after January 1, 2000 shall not be different than the operations immediately prior to such date (excluding changes effected by Buyer or the Company or AIL after the Closing), and the financial and operating systems and the proprietary software of the Company and AIL will be able to process, store, record and present data containing dates in the year 2000 and thereafter, in the same manner as data containing dates prior to the year 2000.



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

         2.6 LOANS AND MATERIAL CONTRACTS.

             (a) INDEBTEDNESS. SCHEDULE 2.6(a) sets forth (i) a list or description of all instruments or other documents ("Debt Instruments") evidencing any direct or indirect indebtedness of the Company or AIL to any person for borrowed money, as well as indebtedness by way of capital leases, lease-purchase arrangements, guarantees, and letters of credit, in an amount exceeding $25,000, (ii) a list or description of all accelerations or costs assessable by third parties against the Company due to the sale of the Contico Interest, and (iii) a list of all loans of money to managers, employees or members of the Company or AIL (but excluding travel and similar advances to employees in the ordinary course of business).

             (b) MATERIAL CONTRACTS. SCHEDULE 2.6(b) lists each contract, agreement, commitment, arrangement, undertaking or understanding of the type listed below (except where the same does not call for the payment or receipt of cash or other property or services having a value in excess of $25,000 or is terminable without liability to the Company on 30 days notice or less) to which the Company is a party or bound or to which it or its property is subject, whether written or oral ("Material Contract," but such list and the term "Material Contract" does not include Leases, Intellectual Property Licenses, Debt Instruments, Insurance Policies and employee-related matters disclosed elsewhere in this Agreement):

                 (i) for the purchase or rental of materials, inventory and supplies by the Company entered into in the ordinary course of business which individually exceed $25,000 and which are not reasonably expected to be fully performed within 45 days of their respective dates;

                 (ii) for the purchase of services by the Company entered into in the ordinary course of business which are not reasonably expected to be fully performed within 45 days of their respective dates;

                 (iii) that were entered into in the ordinary course of business and involve, or are reasonably expected to involve, an amount in excess of $25,000 and which are not reasonably expected to be fully performed within 45 days of their respective dates;

                 (iv) for matters not in the ordinary course of the Company's business;

                 (v) making the Company liable, by guaranty, suretyship agreement, indemnification agreement, contribution agreement or otherwise, upon or with respect to, or obligating it in any way to provide funds in respect of, or obligating it to guarantee, serve as surety for or assume, any debt, dividend or other liability or obligation of any person, corporation, association, partnership or other entity (except endorsements made in the ordinary course of business in connection with the deposit of items for collection);

                 (vi) granting a power of attorney;

                 (vii) relating to participation in a cooperative, partnership or joint venture; and

                 (viii) restricting or limiting the right of the Company to compete in any line of business.

SCHEDULE 2.6(b) also describes all oral Material Contracts required to be disclosed in SCHEDULE 2.6(b), and true and complete copies of all written Material Contracts (as amended) required to be disclosed in SCHEDULE 2.6(B) have been delivered to Buyer.

             (c) INSURANCE. All insurance policies now in force with respect to the assets, operations and personnel of the Company (including comprehensive general liability, comprehensive general casualty and extended coverage, automobile, boiler and machinery, fire and lightning, and worker's compensation) ("Insurance Policies") are listed in SCHEDULE 2.6(c). Copies of such policies have been delivered by the Company to Buyer.

         2.7 EMPLOYMENT RELATIONSHIPS. SCHEDULE 2.7 contains a true and complete list of all employees of the Company and AIL as of August 31, 1998, specifying their titles (if any) and hourly wages or annual rate of compensation. Except as disclosed pursuant to SCHEDULE 2.7 or SCHEDULE 2.8, the Company and AIL have no obligations, oral or written, contingent or otherwise: (i) under any employment contract, agreement, commitment, undertaking, understanding, plan, program, policy or arrangement; (ii) under any bonus, incentive or deferred compensation contract, agreement, commitment, undertaking, understanding, plan, program, policy or arrangement (including one for severance or other payments conditioned upon a change of control of Company); or (iii) under any pension, profit-sharing, stock purchase or any other such plan, program or arrangement.

         2.8 EMPLOYEE AND FRINGE BENEFIT PLANS.

             (a) SCHEDULE OF PLANS. Except as set forth in SCHEDULE 2.8, the Company does not maintain, is not required to contribute to and otherwise does not participate in (and has not since its inception maintained, contributed to or otherwise participated in) any employee pension benefit plan qualified under
Section 401 or 501 of the Code or any multi-employer plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Except as set forth in SCHEDULE 2.8, the Company does not maintain, is not required to contribute to and otherwise does not participate in (and has not since its inception maintained, contributed to or otherwise participated in) any employee pension benefit plan not qualified under Section 401 or 501 of the Code, or any employee welfare benefit plan ("Welfare Plan") within the meaning of ERISA (all of the foregoing described in this sentence being referred to herein collectively as "Employee Plans" and individually as an "Employee Plan"). Except to the extent required by laws relating to the continuation of health insurance, the Company and AIL are not obligated to provide medical benefits to their respective retirees.

             (b) SELF-INSURANCE. The Company does not self-insure any material risk relating to its present or former employees.

             (c) REPORTING AND DISCLOSURE. Summary plan descriptions and all other reports, documents, statements and communications which are required to have been filed, published or disseminated under ERISA or other federal law and the rules and regulations promulgated by the United

States Department of Labor under ERISA and the Treasury Department under the Code with respect to the Employee Plans have been filed, published or disseminated by the Company on a timely basis.

             (d) PROHIBITED TRANSACTIONS; TERMINATIONS; OTHER REPORTABLE EVENTS. To Contico's knowledge, none of the Employee Plans, and no administrator or any person or entity holding or controlling assets over which the Company has any controlling interest, has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code) which could subject any of the Employee Plans, or any administrator thereof, or any person or entity holding or controlling assets of any of the Employee Plans or any person or entity dealing with them to any material tax, penalty or other cost or liability of any kind. Except as set forth in SCHEDULE 2.8, no termination, whether partial or complete, has occurred with respect to any Employee Plan disclosed in SCHEDULE 2.8.

             (e) OTHER. The Company has complied in all material respects with all of its obligations under each of the Employee Plans and with all provisions of ERISA and any and all other laws, rules, regulations, releases and other official pronouncements applicable to the Employee Plans. No written notice has been received by the Company of any claim by any participant in the Employee Plans of any violation of such laws, nor is Contico aware of any basis for such a claim.

         2.9 LABOR RELATIONS. Except as disclosed in SCHEDULE 2.9: (a) The Company and AIL are in compliance with all federal, state, provincial, local and other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours; and (b) there is no unfair labor practice, complaint, charge or other matter against or involving the Company or AIL pending or, to Contico's knowledge, threatened before any governmental authority. Neither the Company nor AIL are parties to nor otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization. No employees of the Company or AIL are represented by any labor union or similar organization. Neither the Company nor AIL has experienced any general labor disputes or any work stoppage due to labor disagreements within the past three years.

         2.10 LITIGATION. Except as disclosed in SCHEDULE 2.10, neither the Company nor AIL is (i) engaged in, a party to, subject to or, to Contico's knowledge, threatened with (A) any material claim, legal or equitable action, or other legal proceeding (whether as plaintiff, defendant or otherwise and regardless of the forum or the nature of the opposing party) involving an amount in controversy or a potential award or loss that can reasonably be expected to exceed $50,000, or (B) any claim with respect to any product manufactured, processed, sold or distributed by the Company (including without limitation claims for personal injury or property damage, but excluding ordinary warranty claims); or (ii) a party to or subject to any judgment, order or decree applicable to the Company or AIL or its assets.

         2.11 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 2.11:

              (a) CHARGES OR VIOLATIONS. The Company and AIL are not (and during the preceding two years have not been) either charged with, in receipt of any notice or warning of, or to Contico's knowledge under investigation with respect to, any failure or alleged failure to comply in any material respect with any applicable law.

              (b) PERMITS. To the knowledge of Contico: (i) the Company and AIL each has all occupancy certificates and other licenses, permits, certificates of need and other certificates ("Permits") required in connection with its ownership, possession, use, occupancy or operation of any of the Properties owned, leased or used by it in the conduct of its business; (ii) all of the Permits are in full force and effect; (iii) the Company and AIL each is (and has been) in full compliance with the Permits; and (iv) none of the Permits will be affected by, or require the consent of any party by reason of, the transactions contemplated by this Agreement where such effect or failure to obtain such consent would materially restrict or hamper the operation of any facility owned, leased or used by the Company or AIL.

              (c) ENVIRONMENTAL.

                  (i) Except as described in SCHEDULE 2.11(c), none of the Company's or AIL's property are, or to Contico's knowledge have been, used as a garbage or a refuse dump site, a waste storage or disposal facility, a waste transfer station, a landfill or disposal site, with the exception in each case for the ordinary and proper storage of trash commonly generated used or stored in facilities of the type used by the Company and AIL.

                  (ii) Except as described in SCHEDULE 2.11(c), to Contico's knowledge the Company's and AIL's property is not presently contaminated with hazardous substance in amounts that would result in a federal or state "superfund" lien under "Environmental Laws" (as defined below), or require notification or remedial action pursuant to any Environmental Laws.

                  (iii) Except as described in SCHEDULE 2.11(c), with regard to the Company's or AIL's property, there are no civil criminal or administrative investigations, notices of violation, requests for information or "notice letters" pending, or to Contico's knowledge, threatened or planned, and there are no judgments, decrees, or orders applicable to such property arising out of Environmental Laws.

                  (iv) Except as shown in SCHEDULE 2.11(c), to Contico's knowledge the Company's and AIL's property, and the operations of the business, have been and presently are, conducted in compliance with all applicable Environmental Laws.

                  (v) To Contico's knowledge, no underground tanks are now or have been located at any facility now or previously owned or operated by the Company or AIL, and no toxic or hazardous substances have been generated, transported, treated, stored, disposed of on or from or otherwise deposited in or on or allowed to emanate from any such facility by the Company or AIL (irrespective to whether such substances remain at the facility or were transferred to or otherwise disposed of off-site), including the surface waters and subsurface waters thereof, in violation of any federal, state or local environmental statues, ordinances, regulations or guidelines.

                  (vi) "Environmental Laws" means the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Federal Water Pollution Control Act (Clean Water Act), the Clean Air Act, the Powerplant and

Industrial Fuel Use Act of 1978, the National Environmental Impact Statement, and antipollution, waste control and disposal and environmental "cleanup" provisions of similar statutes of any federal, state, local or provincial governmental authority, and all regulations and standards enacted pursuant thereto and all permits and authorizations issued in connection therewith.

         2.12 BANK ACCOUNTS. SCHEDULE 2.12 lists all bank, money market, savings and similar accounts and safe deposit boxes of the Company and AIL, specifying the account numbers and the authorized signatories or persons having access to them.

         2.13 TRANSACTIONS WITH AFFILIATES. Except as disclosed in SCHEDULE 2.13, neither Contico, Allibert nor any manager of the Company, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of any of the foregoing:

              (a) has been a party to any lease, sublease, contract, agreement, commitment, understanding or other arrangement of any kind whatsoever, involving any such person and the Company which is not disclosed in SCHEDULE 2.13, or

              (b) owns directly or indirectly, in whole or in part, any property that the Company uses or otherwise has rights in respect of, or

              (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company other than (i) for compensation (including fringe benefits) to officers, employees and directors disclosed pursuant to
Section 2.7 and for reimbursement of ordinary and necessary expenses incurred in connection with employment by the Company, (ii) for rights under the employee benefit plans disclosed pursuant to Section 2.8, and (iii) as otherwise disclosed pursuant to this Agreement.

         2.14 COMMISSIONS. Except for Societe Generale and/or SG Cowen Securities Corporation, whose fee will be borne by Contico and Allibert no person, firm or corporation is entitled to any commission or broker's or finder's fee in connection with the sale of the Contico Interest contemplated by this Agreement by reason of any act or omission of the Company or Contico.

         2.15 ILLEGAL PAYMENTS. No part of the Company's business is dependent upon, or results from any payments, direct or indirect, in the nature of bribes, kick-backs, or similar payments to any government or agency thereof or to any other person, or in the nature of contributions to any domestic or foreign political party or candidate, and no such illegal payments have been made.

         2.16 CUSTOMERS. SCHEDULE 2.16 lists all of the Company's and AIL's major customers for the past three years (being each party or company representing three percent or more of the gross sales of the Company in 1996, 1997 and the eight month period ending August 31, 1998), and sets forth the gross sales to each such customer during those periods. In the six (6) months preceding the date of this Agreement, management of the Company has not brought to Contico's attention that any of the customers listed for the period ending August 31,1998 has indicated an intention to cease doing business with the Company or AIL.

                                    ARTICLE 3
                                    ---------

                   Representations and Warranties of Contico
                   -----------------------------------------

         Contico hereby represents and warrants to the Buyer that:

         3.1 STATUS OF CONTICO.

             (a) EXISTENCE. Contico is a corporation duly organized, entitled to conduct business and validly existing in good standing under the laws of Missouri.

             (b) POWER. Contico has the power to own and lease its properties, to conduct its business as currently conducted, and to perform all of its obligations under this Agreement.

             (c) AUTHORIZATION

                 (i) Contico has the right, power and authority to enter into this Agreement and to consummate the sale of the Contico Interest contemplated by, and otherwise to comply with and perform its obligations under, this Agreement;

                 (ii) The execution and delivery by Contico of this Agreement, and the consummation by Contico of the sale of the Contico Interest contemplated by, and other compliance with and performance of its obligations under, this Agreement have been duly authorized by all necessary corporate action on the part of Contico in compliance with governing or applicable agreements, instruments or other documents (including its articles of incorporation and bylaws (as amended)) and applicable law; and

                 (iii) This Agreement constitutes the valid and binding agreement of Contico that is enforceable against Contico in accordance with its terms.

             (d) ABSENCE OF VIOLATIONS OR CONFLICTS. The execution and delivery of this Agreement by Contico and the consummation by Contico of the transactions contemplated by, or other compliance with or performance under, this Agreement, do not and will not with the passage of time or giving of notice or both:

                 (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent or authorization under, or result in the creation or imposition of any material lien, encumbrance or other adverse claim or interest upon any properties of Contico under (A) any contract, agreement, commitment, undertaking or understanding to which Contico is a party or to which it or any of its assets or properties are subject or bound, (B) any judgment, decree or order of any governmental authority to which Contico or any of its properties are subject or bound, (C) any applicable law, or (D) any governing or applicable agreements, instruments or other documents (including its articles of incorporation and bylaws (as amended)); or

                 (ii) create, or cause the acceleration of the maturity of, any debt, obligation or liability of Contico.

             (e) NO GOVERNMENTAL CONSENTS REQUIRED. Except as noted in Section 6.6, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority on the part of Contico is required in connection with its execution or delivery of this Agreement or the consummation of the sale of the Contico Interest by Contico.

         3.2 COMMISSIONS. Except for Societe Generale and/or SG Cowen Securities Corporation, whose fee will be borne by Contico and Allibert, no person, firm or corporation is entitled to any commission or broker's or finder's fee in connection with the purchase of the Contico Interest contemplated by this Agreement by reason of any act or omission of Contico.

         3.3 OWNERSHIP. Contico owns the Contico Interest, representing fifty percent (50%) of the outstanding equity interests in the Company, free and clear of all liens, claims, security interest, encumbrances and restrictions on transfer of any nature whatsoever, but subject to the terms of the Operating Agreement.


                                    ARTICLE 4
                                    ---------

                    Representations and Warranties of Buyer
                    ---------------------------------------

         Buyer hereby represents and warrants to Contico as follows:

         4.1 STATUS OF BUYER.

             (a) EXISTENCE. Buyer is a corporation duly organized, entitled to conduct business and validly existing in good standing under the laws of Ohio.

             (b) POWER. Buyer has the power to own and lease its properties, to conduct its business as currently conducted, and to perform all of its obligations under this Agreement.

             (c) AUTHORIZATION

                 (i) Buyer has the right, power and authority to enter into this Agreement and to consummate the purchase of the Contico Interest contemplated by, and otherwise to comply with and perform its obligations under, this Agreement;

                 (ii) The execution and delivery by Buyer of this Agreement, and the consummation by Buyer of the purchase of the Contico Interest contemplated by, and other compliance with and performance of its obligations under, this Agreement have been duly authorized by all necessary corporate action on the part of Buyer in compliance with governing or applicable agreements, instruments or other documents (including its certificate of incorporation and bylaws (as amended)) and applicable law; and

                 (iii) This Agreement constitutes the valid and binding agreement of Buyer that is enforceable against Buyer in accordance with its terms.

             (d) ABSENCE OF VIOLATIONS OR CONFLICTS. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by, or other compliance with or performance under, this Agreement, do not and will not with the passage of time or giving of notice or both:

                 (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent or authorization under, or result in the creation or imposition of any material lien, encumbrance or other adverse claim or interest upon any properties of Buyer under (A) any contract, agreement, commitment, undertaking or understanding to which Buyer is a party or to which it or any of its assets or properties are subject or bound, (B) any judgment, decree or order of any governmental authority to which Buyer or any of its properties are subject or bound, (C) any applicable law, or (D) any governing or applicable agreements, instruments or other documents (including its articles of incorporation and bylaws (as amended)); or

                 (ii) create, or cause the acceleration of the maturity of, any debt, obligation or liability of Buyer.

             (e) NO GOVERNMENTAL CONSENTS REQUIRED. Except as noted in Section
7.3 and for a notice of nonreviewable acquisition of AIL pursuant to the Investment Canada Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority on the part of Buyer is required in connection with its execution or delivery of this Agreement or the consummation of the purchase of the Contico Interest by Buyer.

         4.2 COMMISSIONS. No person, firm or corporation is entitled to any commission or broker's or finder's fee in connection with the purchase of the Contico Interest contemplated by this Agreement by reason of any act or omission of Buyer.

                                    ARTICLE 5
                                    ---------

                            Closing and Closing Date
                            ------------------------

         The pre-closing and closing (collectively, "Closing") of the sale of the Contico Interest contemplated by this Agreement shall take place at the office of Thompson Coburn commencing at 10:00 a.m. local time on January 5, 1999 (the "Closing Date"), or on a business day subsequent thereto, not later than February 1, 1999, agreed to by the parties following satisfaction or waiver of all conditions to Closing set forth herein.

                                    ARTICLE 6
                                    ---------

                              Covenants of Contico
                              --------------------

         6.1 CONDUCT OF BUSINESS. From the date hereof to the Closing Date, except for transactions which are approved in writing by the Buyer in its discretion, and subject to Section 6.11, Contico shall cause the Company and AIL to refrain from:

             (a) Subjecting any of the Company's or AIL's material assets to any lien, encumbrance or other claim of any kind, exclusive of liens permitted by this Agreement;

             (b) Except for sales of inventory in the ordinary course of business, selling, assigning, transferring, leasing, licensing or otherwise disposing of any material portion of the Company's or AIL's assets and properties;

             (c) Modifying, amending, altering or terminating (whether by written or oral agreement, or any manner of action or inaction) any of the Leases, Intellectual Property Rights, Contract Rights or Insurance Policies, or entering into any such arrangement which is outside of the ordinary course of business or which involves the payment or receipt by the Company or AIL of an amount in excess of $100,000; and/or

             (d) Taking or permitting any other action that, if taken or permitted immediately prior to the execution of this Agreement, would constitute an exception to the representations and warranties in Section 2.2(d) hereof.

         6.2 AFFIRMATIVE COVENANTS. From the date hereof to the Closing Date, subject to Section 6.11, Contico shall cause each of the Company and AIL to:

             (a) Maintain property and liability insurance with respect to its assets and properties in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement;

             (b) Maintain, in a manner consistent with past practice, the respective assets and properties of the Company and AIL in good repair, order and condition, reasonable wear and tear excepted, and use its best efforts to preserve its possession and control of all of such properties;

             (c) Maintain the books, accounts and records of the Company and AIL in a manner consistent with past practice and with sound business practices;

             (d) Allow, at all reasonable times, the Buyer's employees, attorneys, auditors, accountants and other authorized representatives, free and full access to the facilities, plants, properties, personnel, books, records, documents and correspondence of the Company and AIL, in order that the Buyer may have full opportunity to make such investigation as it may desire of the business of the Company and AIL and the personnel employed in such businesses;

             (e) Comply with all applicable law relating to the conduct of its business, and conduct its business in such a manner so that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date, except for changes permitted or contemplated by the terms of this Agreement;

             (f) Provide the Buyer with (i) prompt written notice of any material adverse change in the assets, operations, liabilities (whether contingent or otherwise), earnings, prospects, business or condition (financial or otherwise) of the Company or AIL, and (ii) monthly financial statements of the Company and AIL; and

             (g) Operate its business in the ordinary course so as to preserve its business organization intact, including the services of its present officers and the goodwill of its suppliers, customers and others having business relations with such Seller.

         6.3 CONSENTS OF THIRD PARTIES. Contico shall support and cooperate with, and offer all reasonable assistance to, the Buyer in negotiating with any third party under any of the Contract Rights, in order to obtain any consent or approval that may be required in connection with the sale of the Contico Interest.

         6.4 DUE DILIGENCE. Contico hereby authorizes the Buyer to continue its due diligence examination of the assets, liabilities, books and records (including without limitation personnel records and employment histories) of the Company and AIL for purposes of confirming the representations and warranties of Contico in this Agreement. Contico shall cause the Company and AIL each (i) to make available and assemble at all reasonable times during normal business hours all records, Leases, Debt Instruments, Contract Rights, Insurance Policies, Intellectual Property Rights and other documents and data related to the Company's assets and liabilities, (ii) to allow the Buyer and its authorized representatives (including without limitation its legal, actuarial, accounting and other professional advisors and its environmental consultants) to make physical inspections of the Company's and AIL's facilities and, in Buyer's discretion and at Buyer's expense, to initiate and implement a Phase I environmental assessment of such facilities by an environmental consulting firm reasonably satisfactory to Contico, and if recommended by such consultant, a Phase II investigation (collectively, the "Environmental Assessment"), and (iii) to reasonably cooperate with the Buyer's other due diligence requirements. Contico consents to the examination by Buyer's auditors of all work papers and other records of the independent public accountants of the Company and AIL, and Contico shall cooperate with the Buyer to obtain such access and related information from the Company's and AIL's independent public accountants.

         6.5 CONSENTS AND CLOSING CONDITIONS. Contico shall use all commercially reasonable efforts (a) to obtain such consents from third parties and to take other actions as may be appropriate in order to fulfill the closing conditions contained herein which are reasonably within Contico's control, and (b) to cause the representations and warranties in Articles 2 and 3 to be true and correct on and as of the Closing Date.

         6.6 HART-SCOTT-RODINO COMPLIANCE. Within ten (10) business days after the date of this Agreement, Contico shall file, or cause the Company to file, an appropriate notification and report form with the Federal Trade Commission and the Antitrust Division of the Department of Justice (collectively, the "Antitrust Authorities") pursuant to The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and shall request early termination of the waiting period under the HSR Act. Contico shall furnish to the Buyer such information as the Buyer shall require to complete its notification, shall promptly notify the Buyer of any formal or informal request for additional information received by Contico or the Company, from the Antitrust Authorities, and shall promptly comply with all such requests.

         6.7 NEGOTIATIONS WITH OTHERS. During the period from the date of this Agreement to the Closing Date, or until such date as this Agreement may be terminated in accordance with Article 13, neither Contico nor any of its directors, officers, counsel, accountants, auditors or other agents retained by or acting on behalf of Contico shall, directly or indirectly, solicit or encourage, or enter into any agreement with, or hold discussions with, any corporation, partnership, person or other entity or group (other than Buyer or an affiliate of Buyer) seeking to make a proposal regarding a sale or purchase of the Contico Interest in the Company or AIL or a merger, consolidation, sale or purchase of assets or other similar transaction involving the Company or AIL.

         6.8 COMPETITION. At the Closing, Contico shall execute and deliver to Buyer a written agreement not to compete with the Buyer in the form attached as EXHIBIT C ("Noncompetition Agreement").

         6.9 INTEGRATION OF OPERATIONS. During the period from the date of this Agreement to the Closing Date, Contico shall cause the Company to consult and cooperate with Buyer to prepare for and facilitate the integration of the Company's and AIL's operations with the Buyer's operations following the Closing Date, including, without limitation, preparation for the integration of such financial and accounting, and management information, systems and operations (including, without limitation, the preparation for the necessary installation of all of Buyer's hardware and software systems), employee compensation and benefit matters, and employee training, provided that all such integration prior to the Closing Date shall be subject to the approval of the Company.

         6.10 ENVIRONMENTAL REMEDIATION. Contico and Allibert shall pay one-half the cost of any Phase II investigation and testing recommended by the consulting firm described in Section 6.4, with Buyer to pay the remaining one half. If the Environmental Assessment identifies any environmental condition affecting the Company's property, facility or business that requires remediation in order to comply with applicable law, then Contico and Allibert shall cause such remediation to be completed at their expense to the extent such remediation can be completed for an estimated cost of less than One Million Dollars ($1,000,000), and attached to this Agreement as SCHEDULE 6.10 is a Contribution Agreement between Contico and Allibert to such effect. If such estimated cost is One Million Dollars ($1,000,000) or more, then Contico shall have the right to terminate this Agreement in its sole discretion without effecting any remediation; provided that Buyer may notify Contico in writing that it elects to close in accordance with this Agreement and to accept the property, facility and business of the Company in its current condition, in which case this Agreement shall continue in force and the Contico Interest Purchase Price and Closing Payment shall be reduced by One Million Dollars ($1,000,000).

         6.11 COVENANTS CONCERNING COMPANY. Notwithstanding the foregoing provisions of this Article 6, it is understood and acknowledged by the parties that Contico, as the owner of a one-half interest in the Company, does not own a controlling interest in the Company and AIL, and that control is shared with Allibert. Contico shall not be deemed to have breached violated any provision of this Article 6 by reason of any action or omission of Allibert with respect to the Company or AIL that results in the nonperformance of any of the foregoing covenants, as long as Contico did not participate in such action or omission.

         6.12 AMENDMENT OF OPERATING AGREEMENT. Notwithstanding the foregoing provisions of this Article 6, it is understood that Allibert and Contico may amend the Operating Agreement of the Company to the extent appropriate (a) to eliminate those provisions that are no longer applicable to the Company or its members, or that have been fully performed, or that impose duties on Allibert or Contico that are personal to them or that cannot reasonably be performed by a transferee of their interests, (b) that conflict with the terms of this Agreement or any related agreement (including but not limited to the Noncompetition Agreement), (c) to amend the technology license between Allibert Equipement S.A. and the Company to provide that no obligation to provide prospective technology or technical assistance on the part of Allibert Equipement S.A. shall be the subject of such license, (d) to preserve the existence of the Company following any sale by Contico and Allibert to the Buyer, and (e) to make any other changes that the Allibert and Contico deem appropriate and that are not inconsistent with the sale of the Contico Interest. Such amendments shall be subject to the approval of the Buyer, which shall not be unreasonably withheld.

         6.13 CONTRIBUTION. As of or prior to the Closing, Contico shall assign to the Company, for no additional consideration, all rights of Contico with respect to the collapsible bin technology that is presently licensed from Contico to the Company, pursuant to a written instrument of assignment reasonably satisfactory to Buyer.

         6.14 NET WORTH. Contico hereby covenants to Buyer that, at all times during the eighteen month period commencing on the Closing Date, and thereafter for so long as any indemnification claims asserted against Contico in accordance with this Agreement remain unresolved, Contico shall maintain a net worth of not less than Twenty Million Dollars ($20,000,000). Contico shall deliver to the Buyer in confidence and upon request, but not more frequently than quarterly, such financial statements or other information as the Buyer shall reasonably request to confirm Contico's compliance with this Section.

                                    ARTICLE 7
                                    ---------

                             Covenants of the Buyer
                             ----------------------

         7.1 CONSENTS AND CLOSING CONDITIONS. The Buyer shall use all commercially reasonable efforts (a) to obtain such consents from third parties and to take other actions as may be appropriate in order to fulfill the closing conditions contained herein which are reasonably within its control, and (b) to cause the representations and warranties of the Buyer in Article 4 to be true and correct on and as of the Closing Date.

         7.2 CONFIDENTIALITY OF INFORMATION. Prior to the Closing Date, and for a period of two years from the date of this Agreement if the Closing Date does not occur, the Buyer and its employees, agents, auditors, attorneys and other authorized representatives shall not, without the Company's prior written consent, communicate or divulge to any person or entity or use for their benefit any information, other than information becoming public other than by the Buyer's action and information developed independently by Buyer, concerning any confidential business information possessed, owned or used by the Company that may be communicated to, acquired by or learned by the Buyer pursuant to this Agreement or the Buyer's investigations contemplated hereby.

         7.3 HART-SCOTT-RODINO COMPLIANCE. Within ten (10) business days after the date of this Agreement, the Buyer shall file or cause its ultimate parent entity to file an appropriate notification and report form with the Antitrust Authorities pursuant to the HSR Act, and shall request early termination of the waiting period under the HSR Act. The Buyer shall furnish to Contico such information as it shall require to complete the notification required of Contico, shall promptly notify Contico of any formal or informal request for additional information received by the Buyer or its ultimate parent entity from the Antitrust Authorities, and shall promptly comply with all such requests.

         7.4 NAMES. Within ninety (90) days after the Closing Date, the Buyer shall cause the Company and AIL (a) to change their respective names to remove the Contico portions of their names, and (b) to cease all manufacture of inventory bearing such name or related marks. As promptly thereafter as reasonable, and in any event within 12 months after the Closing Date, the Buyer shall cause the Company and AIL to remove or cover all references to the Contico name and related marks on all Company and AIL property (except unsold inventory manufactured by the Company before the 90th day after the Closing Date). Effective as of the Closing, Contico hereby grants to the Company a nonexclusive limited license to its name and related marks historically used by the Company, for the limited purposes set forth in this Section 7.4.

         7.5 INDEBTEDNESS OF COMPANY. At the time of the Closing, the Buyer either (a) shall assume, guarantee or accept all then existing indebtedness of the Company and AIL under agreements and instruments listed on SCHEDULE 2.6(a) on terms satisfactory to Contico, Allibert and the respective lenders, or (b) at Buyer's expense shall cause all such indebtedness to be paid in full on the date of the Closing.

                                    ARTICLE 8
                                    ---------

                                   Tax Matters
                                   -----------

         8.1 PAYMENT OF TAXES. Contico shall pay in a timely fashion, before the same shall become delinquent and before penalties accrue thereon, all Taxes (including any Taxes incurred in connection with the transactions contemplated by this Agreement, if and to the extent Taxes are the responsibility of Contico)
(a) shown (or required to be shown) on any Return (or amendment thereto) filed (or required to be filed) by Contico before, on or after the Closing Date, or
(b) that become due from or payable by Contico before, on or after the Closing Date.

         8.2 COOPERATION AND RECORDS RETENTION. From time to time after the Closing, Contico and the Buyer shall permit reasonable access, and shall cause their respective accountants and other representatives to permit reasonable access to each other, to the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Return or the examination by any taxing authority or other administrative or judicial proceeding relating to any Return. Any party in possession of such information may require that a commercially reasonable confidentiality undertaking be signed by the party requesting access to such information under this Section. Each of Contico and the Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns for all tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Returns.

         8.3 TAX ELECTIONS. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting any of the assets shall be made by Contico or the Company after the date of this Agreement without the prior written consent of the Buyer.

                                    ARTICLE 9
                                    ---------

                          Buyer's Conditions to Closing
                          -----------------------------

         The obligation of the Buyer to purchase the Contico Interest shall be subject to the fulfillment of each of the following conditions:

         9.1 CONTINUED TRUTH OF WARRANTIES. The representations and warranties of Contico in Articles 2 and 3 hereof shall be true and correct in all material respects on the Closing Date as if made on such date, except for changes contemplated or permitted by this Agreement; provided, however, that this condition shall be deemed satisfied if Contico agrees to indemnify the Buyer and Company against all losses that may be suffered as a result of any materially incorrect representation or warranty.

         9.2 PERFORMANCE OF COVENANTS. Contico shall have performed all covenants and obligations and complied with all conditions required by this Agreement or to be performed or complied with by it on or prior to the Closing Date.

         9.3 HSR ACT. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         9.4 ABSENCE OF LITIGATION. No suit, claim, action, proceeding or governmental investigation shall have been commenced by a governmental authority or other third party against any of the parties to this Agreement which challenges the validity, legality or enforceability of this Agreement or the performance by the parties hereto of their respective obligations hereunder, or which could reasonably be expected to have a material adverse effect on the Company.

         9.5 CERTIFICATE. Contico shall have furnished Buyer with a certificate dated the Closing Date that, to the best of its knowledge and belief, the conditions set forth in Sections 9.1 through 9.4 have been satisfied.

         9.6 EXTRAORDINARY EVENTS. There shall not have occurred (a) any impairment of a significant portion of the physical assets of the Company, (b) any major labor dispute affecting the Company, (c) any significant impairment of the operations of the Company and AIL taken as a whole, or (d) any judicial, governmental or administrative injunction which has or which can reasonably be expected to result in a reduction of production by the Company of more than 20% for three consecutive months as compared to the same period in the prior year.

                                   ARTICLE 10
                                   ----------

                         Contico's Conditions to Closing
                         -------------------------------

         The obligation of Contico to sell the Contico Interest shall be subject to the fulfillment of the following conditions:

         10.1 CONTINUED TRUTH OF WARRANTIES. The representations and warranties of the Buyer herein contained shall be true and correct in all material respects on the Closing Date as if made on such date.

         10.2 PERFORMANCE OF COVENANTS. The Buyer shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         10.3 HRS ACT. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         10.4 ABSENCE OF LITIGATION. No suit, claim, action, proceeding or governmental investigation shall have been commenced by a governmental authority or other third party against either of the parties to this Agreement which challenges the validity, legality or enforceability of this Agreement or the performance by the parties hereto of their respective obligations hereunder, or which could reasonably be expected to have a material adverse effect on the Company.

         10.5 CERTIFICATE. Buyer shall have furnished Contico with a certificate dated the Closing Date that, to the best of Buyer's knowledge and belief, the conditions set forth in Sections 10.1 through 10.4 have been satisfied.

                                   ARTICLE 11
                                   ----------

                      Documents to be Delivered at Closing
                      ------------------------------------

         11.1 DOCUMENTS TO BE DELIVERED BY CONTICO. At the Closing, Contico shall:

              (a) Deliver to the Buyer a certified copy of the resolutions adopted by the board of directors of Contico, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing Date by the Secretary or an Assistant Secretary of Contico;

              (b) Deliver to Buyer certificates of good standing or their equivalent, dated not more than ten days prior to the date of Closing, attesting to the good standing of the Company under the laws of the State of Missouri and AIL under the laws of the Province of Quebec;

              (c) To the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, deliver to Buyer copies of all such consents or approvals;

              (d) Execute and deliver a Transition Services Agreement substantially in the form of EXHIBIT D attached to this Agreement ("Transition Services Agreement");

              (e) Execute and deliver the Noncompetition Agreement and Escrow Agreement; and

              (f) Execute and deliver to Buyer an appropriate instrument of transfer and assignment, providing good and marketable title with respect to the Contico Interest, consistent with the terms of this Agreement.

         11.2 DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall:

              (a) Deliver to Contico a certified copy of the resolutions adopted by the board of directors of Buyer, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing Date by the Secretary or an Assistant Secretary of Buyer;

              (b) Deliver to Contico a certificate of good standing or its equivalent, dated not more than ten days prior to the Closing Date, attesting to the good standing of Buyer as a corporation under the laws of the State of Missouri;

              (c) To the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, deliver to Company upon request copies of all such consents or approvals as obtained by Buyer;

              (d) Execute and deliver the Transition Services Agreement, Noncompetition Agreement and Escrow Agreement; and

              (e) Deliver the Contico Interest Purchase Price to Contico as set forth in Section 1.3 of this Agreement.

                                   ARTICLE 12
                                   ----------

                          Survival and Indemnification
                          ----------------------------

         12.1 SURVIVAL. The representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the sale of the Contico Interest contemplated hereby, but only to the extent provided in Section 12.4 below.

         12.2 GENERAL INDEMNIFICATION.

              (a) BY CONTICO. Subject to Section 12.4 below, by execution of this Agreement, Contico agrees to indemnify the Buyer, the Company and their respective successors and assigns and hold them harmless against and in respect of:

                  (i) fifty percent (50%) of (A) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by any of them incident to, arising in connection with or resulting from any breach of a representation, warranty or covenant made or contained in Article 2 or Article 6 (excluding Sections 6.6, 6.7, 6.8, 6.13 and 6.14) of this Agreement or in any Exhibit, Schedule, certificate or other document executed and delivered to Buyer by or on behalf of Contico under or pursuant to this Agreement or the transactions contemplated herein, together with (B) all costs, expenses and all other actual damages incurred by any of them in claiming, contesting or remedying any such breach or inaccurate representation described in this paragraph (i), such costs, expenses and damages to include, by way of illustration and not limitation, all legal and accounting fees, other professional expenses and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages (as defined below); and

                  (ii) one hundred percent (100%) of (A) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by any of them incident to, arising in connection with or resulting from any breach of a representation, warranty or covenant of Contico made or contained in Article 3 or Section 6.6, 6.7, 6.8, 6.13 or 6.14 of this Agreement, together with (B) all costs, expenses and all other actual damages incurred by any of them in claiming, contesting or remedying any breach or incorrect representation described in this paragraph (ii), such costs, expenses and damages to include, by way of illustration and not limitation, all legal and accounting fees, other professional expenses and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages.

              (b) BY BUYER. By execution of this Agreement, Buyer agrees to indemnify Contico and its successors and assigns and hold them harmless against and in respect of:

                  (i) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by any of them incident to, arising in connection with or resulting from any breach of a representation, warranty, or covenant of the Buyer made or contained in this Agreement or in any Exhibit, Schedule, certificate or document executed and delivered by or on behalf of Buyer under or pursuant to this Agreement or the transactions contemplated herein; and

                  (ii) any and all costs, expenses and all other actual damages incurred by such Selling Party in claiming, contesting or remedying any breach or incorrect representation of Buyer described above, including, by way of illustration and not limitation, all legal and accounting fees, other professional expenses and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages.

              (c) DAMAGES. Any and all of the items set forth in Section 12.2(a) or (b) for which a party is entitled to be indemnified hereunder are collectively called "Damages." The computation of Damages shall take into account any benefit received and receivable by an Indemnitee in respect of an indemnifiable matter, including without limitation amounts received under policies of insurance, tax benefits and other third party reimbursement or absorption of loss. In no event shall "Damages" include any loss, liability, damage or expense attributable to any matter to the extent either (i) a reserve for such matter was included in the Interim Balance Sheet, or (ii) such loss, liability, damage or expense was taken into account in the determination of the Contico Interest Purchase Price as adjusted under this Agreement.

              (d) PRIOR DISCLOSURE OR KNOWLEDGE. Notwithstanding the foregoing provisions of this Article 12 or any other provision of this Agreement, a party shall not be entitled to be indemnified for its Damages incurred in connection with a purported breach of any representation or warranty if the party from whom indemnity is sought can demonstrate that the facts or circumstances on which such indemnity claim was made were, as of or prior to the Closing, disclosed in writing to or known by the party requesting indemnification or its authorized representatives.

         12.3 NOTICE OF, AND PROCEDURES FOR, COLLECTING INDEMNIFICATION.

              (a) INITIAL CLAIM NOTICE. When a party becomes aware of a situation which may result in Damages for which it would be entitled to be indemnified hereunder, such party (the "Indemnitee") shall submit a written notice (the "Initial Claim Notice") to the other party (the "Indemnitor") to such effect with reasonable promptness after it first becomes aware of such matter and shall furnish the Indemnitor with such information as it has available demonstrating its right or possible right to receive indemnity. If the potential claim is predicated upon, or later results in, the filing by a third party of any action at law or in equity (a "Third Party Claim"), the Indemnitee shall provide the Indemnitor with a supplemental Initial Claim Notice not later than ten (10) days prior to the date on which a responsive pleading must be filed, and shall also furnish a copy of such claim (if made in writing) and of all documents received from the third party in support of such claim. Each Initial Claim Notice shall name, when known, the person or persons making the assertions which are the basis for such claim.

              (b) RIGHTS OF INDEMNITOR. If, prior to the expiration of thirty
(30) days from the mailing of an Initial Claim Notice (the "Claim Answer Period"), the Indemnitor shall request in writing that such claim not be paid, the same shall not be paid, and the Indemnitor shall settle, compromise or litigate in good faith such claim, and employ attorneys of its choice to do so; provided, however, that Indemnitee shall not be required to refrain from paying any claim which has matured by court judgment or decree, unless appeal is taken therefrom and proper appeal bond posted by the Indemnitor, nor shall it be required to refrain from paying any claim where such action would result in the foreclosure of a lien upon any of its assets or a default in a lease or other contract except a lease or other contract which is the subject of the dispute. If Allibert and Contico each is responsible for a portion of the Damages attributable to such claim (a "Joint Indemnity Matter"), Allibert and Contico must agree on the handling of such claim jointly in order to have the right to settle, compromise or litigate such claim. Indemnitee shall cooperate fully to make available to the Indemnitor and its attorneys, representatives and agents, all pertinent information under its control. Indemnitee shall have the right to elect to settle or compromise all other contested claims with respect to which the Indemnitor has not, within the Claim Answer Period, acknowledged in writing (i) liability therefor (should such claim, to the extent Indemnitor is ultimately determined to be liable for such indemnification under this Agreement, ultimately be resolved against Indemnitee), and (ii) its election to assume full responsibility for the settlement, compromise, litigation and payment of such claim (and in the case of a Joint Indemnity Matter, the agreement of Allibert and Contico on the handling of such claim).

              (c) FINAL CLAIMS STATEMENT. At such time as Damages for which the Indemnitor is liable hereunder are incurred by Indemnitee by actual payment thereof or by entry of a final judgment, Indemnitee shall forward a Final Claims Statement to the Indemnitor setting forth the amount of such Damages in reasonable detail on an itemized basis. All undisputed amounts reflected on each Final Claims Statement shall be paid promptly by Indemnitor to Indemnitee.

         12.4 LIMITATIONS ON INDEMNIFICATION BY CONTICO.

              (a) TIME LIMITATION. Notwithstanding the other provisions of this
Article 12, Contico shall not be liable to indemnify Buyer or the Company for Damages unless the Buyer or the Company delivers an Initial Claim Notice to Contico of its claim or potential claim for indemnification thereunder not later than eighteen (18) months after the Closing Date. Such limitation shall not apply, however, to any claim by Buyer or the Company for indemnification based on the Buyer's failure to receive good, marketable and indefeasible title to the Contico Interest free and clear of all liens, claims, encumbrances and transfer restrictions.

              (b) LIMITATIONS ON AMOUNT. Notwithstanding the other provisions of this Article 12, Contico shall not be liable to indemnify the Buyer or the Company for Damages attributable to any breach of a representation, warranty or covenant in this Agreement unless and until the indemnifiable Damages suffered by Buyer and the Company as a result of such breach exceeds $2,000 on a per claim basis (the "Indemnifiable Claims") and the aggregate amount of all Indemnifiable Claims exceeds $500,000 (the "Gross Basket"), and thereafter indemnification shall be made only to the extent of such excess. In no event shall Contico be liable to indemnify the Buyer or the Company for Damages that exceed thirty percent (30%) of the Contico Interest Purchase Price, except for Damages attributable to the Buyer's failure to receive good, marketable and indefeasible title to the Contico Interest free and clear of all liens, claims, encumbrances and transfer restrictions.

                                   ARTICLE 13
                                   ----------

                            Termination of Agreement
                            ------------------------

         13.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

              (a) by mutual written consent of the Buyer and Contico;

              (b) upon written notice from the Buyer to Contico if either (i) any of the conditions precedent to the Buyer's obligations hereunder shall have become incapable of fulfillment through no fault of the Buyer, or (ii) Contico is in breach of any covenant of Contico in this Agreement, which breach has continued for ten (10) days after delivery of written notice to Contico specifying such breach;

              (c) upon written notice from Contico to the Buyer if either (i) any of the conditions precedent to Contico's obligations hereunder shall have become incapable of fulfillment through no fault of Contico (ii) Contico has the right to terminate this Agreement pursuant to Section 6.10, or (iii) Buyer is in breach of any representation, warranty or covenant of Buyer in this Agreement, which breach has continued for ten (10) days after delivery of written notice to Buyer specifying such breach; or

              (d) upon written notice from either party to the other party hereto if the Closing does not occur by February 1, 1999 (unless the failure to consummate the purchase and sale of the Contico Interest by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement or any affiliate thereof).

Any such written notice shall state the grounds for termination asserted by the party delivering such notice of termination.

         13.2 EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 13.1, then this Agreement shall become null and void and of no effect, except for the provisions of Section 7.2, this Article 13 and Article 14 (relating to, among other things, notices, contract construction and effect and confidentiality); PROVIDED, HOWEVER, that such termination shall not affect the right of either party to bring an action against the other party for a breach occurring prior to the termination or for a wrongful termination.

                                   ARTICLE 14
                                   ----------

                                  Miscellaneous
                                  -------------

         14.1 NOTICES. Any notices or other communications required or permitted hereunder to any party hereto shall be sufficiently given if (a) delivered in person, (b) sent by certified or registered mail, postage prepaid, (c) dispatched by reputable overnight delivery service, or (d) transmitted by facsimile machine if an answerback is received and notice is confirmed by any other manner provided herein, in each case addressed as follows:

         In the case of Buyer:

                  Myers Industries, Inc.
                  1293 South Main Street
                  Akron, Ohio  44301
                  Attn:  Gregory J. Stodnick, Vice President - Finance
                  Facsimile:  330/761-6156

         With a copy to:

                  Brouse & McDowell, L.P.A.
                  500 First National Tower
                  Akron, Ohio  44308
                  Attn:  Kevin C. O'Neil
                  Facsimile:  330/253-8601

         In the case of Contico:

                  Contico International, Inc.
                  1101 Warson Road
                  St. Louis, Missouri  63132
                  Attn:  Larry M. Hill, Vice Chairman
                  Facsimile:  314/997-0776

         With a copy to:

                  Thompson Coburn
                  One Mercantile Center
                  St. Louis, Missouri  63101
                  Attn:  Ronald E. Haglof
                  Facsimile:  314/552-7000

or such substituted address as any party shall have given notice to the others in writing in the manner set forth in this Section 14.1.

         14.2 AMENDMENT. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all parties hereto and making specific reference to this Agreement.

         14.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         14.4 BINDING ON SUCCESSORS AND ASSIGNS. Prior to the Closing, neither party hereto may assign this Agreement or any rights or obligations hereunder except (a) with the prior written consent of the other party hereto, or (b) in connection with the sale or other disposition of substantially all of such party's assets or business; provided that Buyer may assign its rights and obligations hereunder to a wholly owned subsidiary (including an indirect subsidiary) if (i) such assignee executes a written assumption agreement reasonably satisfactory to Contico, and (ii) the Buyer executes and delivers a Guaranty of Performance in the form of Exhibit E attached hereto. From and after the Closing, either party may freely assign its rights under this Agreement to any other person, firm or corporation, but such assignment shall not relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns in accordance with the terms hereof.

         14.5 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

         14.6 PUBLICITY. Except as may be required by law, any public announcements concerning the transaction contemplated by this Agreement shall be jointly planned and simultaneously released by Buyer and Contico following approval by Allibert, and neither party shall act in this regard without the prior written approval of the other party, which approval shall not be unreasonably withheld.

         14.7 HEADINGS. The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.

         14.8 LIST OF EXHIBITS AND SCHEDULES. As mentioned in this Agreement, there are attached hereto or delivered herewith, the following Exhibits and
Schedules:

                                    EXHIBITS
                                    --------

                                                                 Section
Exhibit              Document                                   Reference
-------              --------                                   ---------
A                    Form of Escrow Agreement                   1.3(a)
B                    Organizational Documents                   2.1(b)

C                    Form of Noncompetition Agreement           6.7
D                    Form of Transition Services Agreement      11.1(c)
E                    Form of Guaranty of Performance            14.4

                                    SCHEDULES
                                    ---------
Schedule
  No.             Schedule Caption
------            ----------------
2.1(d)            Qualification
2.1(g)            Absence of Violation or Conflicts
2.1(h)            No Governmental Consents Required
2.2(a)            Financial Statements
2.2(c)            Capital Leases
2.2(d)            Absence of Certain Changes
2.3               Tax Matters
2.4(a)            Real and Personal Property
2.4(b)            Leases; Subleases
2.4(c)            Condition
2.5               Intellectual Property; Patents
2.6(a)            Indebtedness
2.6(b)            Other Contracts
2.6(c)            Insurance
2.6(d)            Status
2.7               Employment Relationships
2.8               Schedule of Plans
2.9               Labor Relations
2.10              Litigation
2.11              Compliance with Laws
2.12              Bank Accounts
2.13              Transactions with Affiliates
9.3               Consents

Each of the foregoing Exhibits and Schedules is incorporated herein by this reference and expressly made a part hereof.

         14.9 EXPENSES. Except to the extent otherwise provided in this Agreement, each of the parties hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated, including, but not limited to, legal and accounting fees and expenses.

         14.10 ENTIRE AGREEMENT; LAW GOVERNING. All prior negotiations and agreements between the parties hereto are superseded by this Agreement. There are no representations, warranties, understandings or agreements between the parties with respect to the Contico Interest other than those expressly set forth in this Agreement, or in an Exhibit or Schedule delivered pursuant hereto or in the Guaranty, except as modified in writing concurrently herewith or subsequent hereto. This Agreement shall be governed by and construed and interpreted according to the laws of the State of Missouri, determined without reference to conflicts of law principles.

         14.11 ARBITRATION. After the Closing, except for disputes concerning the Audited Financial Statements and the EBIT calculation, all disputes between the Buyer and Contico shall be settled by binding arbitration in the City of St. Louis, Missouri in accordance with the commercial arbitration rules of the American Arbitration Association. The disputing parties shall select a single arbitrator, or if they cannot agree on an arbitrator, each shall designate an arbitrator and the two so appointed shall select a third, with the decision of a majority to be binding on all parties in interest. Judgment on any award may be enforced in any court of competent jurisdiction. The costs of such arbitration shall be assessed against the party whose position has not been accepted, as determined by the arbitration panel, who may allocate the costs equitably in the event that neither party's position is accepted in full.



         [THE BALANCE OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

                                     MYERS INDUSTRIES, INC.


                                     By /s/ Gregory J. Stodnick
                                        ----------------------------------------
                                             Gregory J. Stodnick
                                             Vice President-Finance


                                     CONTICO INTERNATIONAL, INC.


                                     By /s/ Larry M. Hill
                                        ----------------------------------------
                                             Larry M. Hill, Vice Chairman